EXHIBIT 23.1



                          Independent Auditors' Consent



The Board of Directors
Transport Corporation of America, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-69419, 33-90896, 333-934 and 33-96576) on Form S-8 of Transport Corporation
of America, Inc. and subsidiaries of our reports dated February 2, 2001, relating to the consolidated balance sheets of Transport Corporation of America, Inc. as of December 31, 2000 and 1999 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows, and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2000, which reports appear in the December 31, 2000 annual report on Form 10-K of Transport Corporation of America, Inc.

                                                                    /s/ KPMG LLP

Minneapolis, Minnesota
March 30, 2001